Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760

WebMD Announces First Quarter Financial Results and Increases 2013 Financial Guidance

WebMD Announces Executive Management Changes

New York, NY (May 7, 2013) – WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced financial results for the three months ended March 31, 2013 and certain executive management changes.

Executive Management Changes

The Board of Directors has appointed David J. Schlanger to serve as Interim Chief Executive Officer. Cavan M. Redmond, CEO and member of the Board of Directors, will be leaving the Company, effective immediately. The Board is commencing a search for a new CEO.

Mr. Schlanger has been with WebMD and its predecessor companies for 18 years, most recently as Senior Vice President, Strategic and Corporate Development. In this role, he was responsible for providing strategic support throughout the organization, including sales, marketing, client relationship management, and product development. Mr. Schlanger and his team have led all aspects of the structuring, negotiating and management of key strategic partnerships with some of WebMD’s largest clients as well as its media, technology and content partners. Additionally, he was the lead executive responsible for the strategy, sourcing, negotiation and diligence on the numerous acquisitions that form the core of WebMD’s current business. He has also been responsible for international initiatives, including WebMD’s joint venture with Boots in the United Kingdom, which since its creation has grown to be the largest commercial online health destination in the UK.

Martin J. Wygod, Chairman of WebMD, said, “The change announced today will best position us to build on the momentum that our senior management team has created to date. Under David’s leadership, we will accelerate the development and implementation of strategies to diversify our revenue base and capture the opportunities arising from the rapidly changing healthcare landscape.” Mr. Wygod added, “On behalf of the Board of Directors, we wish Cavan well in his future endeavors.”

Anthony Vuolo will be transitioning his responsibilities to Peter Anevski who is assuming the role of Chief Financial Officer. Mr. Anevski has served in senior finance and operations roles during the past 14 years at WebMD and its predecessor companies. He was most recently Senior Vice President, Finance, responsible for all aspects of internal accounting, SEC reporting and compliance, financial planning, merger and acquisition analysis and integration. Mr. Anevski played an integral role in WebMD’s recent restructuring as well as developing the changes initiated in early 2012 related to WebMD’s pricing structure and market positioning, both of which are driving improved financial results.

“I have worked closely with Pete and believe his in-depth knowledge of all aspects of our business will make him an effective partner to our sales, marketing and operations teams and an invaluable member of the executive team. I expect a seamless transition to his new responsibilities,” said Mr. Wygod.

Anthony Vuolo will continue with the Company as Senior Vice President focusing on strategic projects. Mr. Wygod said, “I have worked with Tony for over 25 years in several different public companies. Each of these companies, including WebMD, has benefited tremendously from Tony’s financial acumen, business insight and extensive M&A and operational expertise. I am pleased that Tony will assist David and Pete in the transition to their new roles and I look forward to continuing to work closely with Tony.”

Financial Highlights

For the three months ended March 31, 2013:

•	Revenue was $112.8 million, compared to $106.9 million in the prior year period. Public portal advertising and sponsorship revenue was $93.4 million, compared to $87.8 million in the prior year period. Private portal services revenue was $19.3 million, compared to $19.2 million in the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) was $21.3 million, or 18.9% of revenue, compared to $11.3 million, or 10.5% of revenue, in the prior year period.

•	Net loss was $(1.5) million or $(0.03) per diluted share, compared to $(7.8) million or $(0.14) per diluted share in the prior year period. Net loss in the prior year period includes an after-tax gain on investments of $5.2 million, an after-tax severance expense of $0.8 million and an after-tax stock compensation expense of $5.3 million related to the voluntary surrender of options.

Traffic Highlights

Traffic to the WebMD Health Network continued to grow, reaching an average of 132 million unique users per month and total traffic of 2.78 billion page views during the first quarter of 2013, increases of 23% and 10%, respectively, from a year ago.

Balance Sheet Highlights

As of March 31, 2013, WebMD had $999.2 million in cash and cash equivalents and $800 million in aggregate principal amount of convertible notes outstanding.

Financial Guidance

WebMD raised its financial guidance for 2013 to reflect its improved outlook in its public portal advertising business, particularly as it relates to its pharmaceutical clients.

In summary, for 2013, WebMD expects:

•	Revenue to be approximately $450 million to $470 million;

•	Adjusted EBITDA to be approximately $75 million to $88 million; and

•	Net loss to be approximately $(13.0) million to $(1.5) million, or $(0.26) to $(0.03) per diluted share.

For the second quarter of 2013, WebMD expects:

•	Revenue to be in excess of $115 million;

•	Adjusted EBITDA to be in excess of 18% of revenue; and

•	Net loss to be approximately 1% of revenue.

WebMD is providing a schedule (attached to this press release) with additional detail.

Analyst and Investor Conference Call

WebMD will hold a conference call with investors and analysts to discuss its first quarter results at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicineHealth, RxList, theheart.org, Medscape Education and other owned WebMD sites.

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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; and the benefits expected from new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: the management changes announced today; market acceptance of our products and services; our relationships with customers and other factors affecting their use of our products and services, including regulatory matters affecting their products; our ability to successfully implement changes to, among other things, our product and service offerings, capital allocation plans and cost structure; our ability to attract and retain qualified personnel; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

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WebMD® , Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.

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